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                                                             EXHIBIT 11.1

                                                 BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                            COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                        SIX MONTHS ENDED
                                                         YEAR ENDED JUNE 30,               DECEMBER 31,
                                                      ------------------------       -----------------------
                                                          1995           1996          1995           1996
                                                       ---------     ---------       ---------     ---------
Weighted average shares outstanding                       4,424          4,473           4,473        4,883
Common Stock equivalents:
   Stock options granted                                     37             37              37           31
   Warrants granted                                          47             47              47           39
                                                        --------      --------        --------      --------
Weighted average number of shares used
in computing net income (loss) per share                  4,508          4,557           4,557        4,953
                                                        ========      ========        ========      ========
   Net income (loss)                                      $(424)          $553            $390      $(3,835)
                                                        ========      ========        ========      ========
   New income (loss per common shares                    $(0.09)         $0.12           $0.09       $(0.77)
                                                        ========      ========        ========      ========

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